EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Sherief Bakr
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com
Gartner Reports Financial Results for First Quarter 2016
Total Contract Value up 14% YoY FX Neutral to $1.72 Billion
Total Revenue Increased 21% YoY FX Neutral to $557 Million
GAAP Diluted EPS Increased 50% YoY to $0.48
STAMFORD, Conn., May 5, 2016 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for first quarter 2016 and updated its financial outlook for full year 2016.
For first quarter 2016, total revenue was $557.3 million, an increase of 18% over first quarter 2015. Excluding the negative impact of foreign exchange, quarterly revenues increased 21%. First quarter 2016 net income was $40.2 million, an increase of 42% over first quarter 2015. Normalized EBITDA was $103.3 million for first quarter 2016, an increase of 28% over first quarter 2015 on a reported basis and 31% adjusted for foreign exchange impact. Diluted Earnings Per Share was $0.48 in first quarter 2016 compared to $0.32 in first quarter 2015. Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.61 in first quarter 2016 compared to $0.37 in first quarter 2015. (See “Non-GAAP Financial Measures” below for definitions of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).
Gene Hall, Gartner’s chief executive officer, commented, “Gartner had a great start to 2016. We continued our trend of consistent, double-digit growth in contract value, revenue and EPS, with strong cash flow conversion. We have raised guidance following our first quarter performance and remain confident in our ability to deliver tremendous value to our clients and long-term growth in cash and earnings to our shareholders.”
Business Segment Highlights
Research
Revenue for first quarter 2016 was $440.3 million, up 16% compared to first quarter 2015. Research revenues increased 18% in the first quarter of 2016 excluding the foreign exchange impact. The quarterly gross contribution margin was 70% in both the 2016 and 2015 quarters. At March 31, 2016, total contract value was $1.72 billion, an increase of 14% on a foreign exchange neutral basis and 9% on a reported basis compared to March 31, 2015. First quarter 2016 and 2015 client retention was 84% and 85%, respectively, while wallet retention was 105% and 106%, respectively.

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Consulting
Revenue for first quarter 2016 was $84.9 million, an increase of 11% compared to first quarter 2015 and 12% excluding the foreign exchange impact. The gross contribution margin was 35% and 34% in first quarter 2016 and 2015, respectively. Utilization was 67% in both first quarter of 2016 and 2015. At March 31, 2016, billable headcount was 618 compared to 547 at March 31, 2015. Backlog was $114.1 million at March 31, 2016 compared to $101.4 million at March 31, 2015.
Events
Revenue for first quarter 2016 was $32.1 million compared to $13.3 million in first quarter 2015, an increase of 141% on a reported basis and 143% excluding the foreign exchange impact. The gross contribution margin was 41% in first quarter 2016 compared to 18% in the prior year quarter. The quarter-over-quarter increase in both revenue and gross contribution margin was primarily timing related, as three large events held in the first quarter of 2016 were held in a different quarter in 2015. In total, we held 12 events with 7,640 attendees in first quarter 2016, compared to 9 events and 4,065 attendees in first quarter 2015.
Cash Flow and Balance Sheet Highlights
Gartner generated $8.6 million of operating cash flow in first quarter 2016 compared to $5.7 million in 2015. Our Free Cash Flow was $13.1 million and $4.3 million in first quarter 2016 and 2015, respectively. (See “Non-GAAP Financial Measures” below for a definition of Free Cash Flow). During the first quarter of 2016, the Company paid $45.5 million in cash to repurchase its common shares, $6.6 million for additions to property, equipment and leasehold improvements (capital expenditures), and $11.1 million in acquisition and integration payments related to our prior acquisitions. We borrowed an additional $65.0 million in the first quarter of 2016 under our revolving credit facility, and we had $403.9 million of cash and $586.0 million of borrowing capacity on our revolving credit facility at March 31, 2016.
Financial Outlook for 2016
The Company also updated its financial outlook for 2016:
Projected Revenue

($ in millions)	2016 Projected Range			% Change
Research	$1,795	—	$1,825	13%	—	15%
Consulting	335	—	350	2	—	7
Events	275	—	290	9	—	15
Total Revenue	$2,405	—	$2,465	11%	—	14%

Projected Earnings and Cash Flow (1)

($ in millions, except per share data)	2016 Projected Range			% Change
GAAP Diluted Earnings Per Share	$2.27	—	$2.49	10%	—	21%
Diluted Earnings Per Share Excluding Acquisition Adjustments	2.67	—	2.89	12	—	21
Normalized EBITDA	450	—	480	10	—	18

Operating Cash Flow	370	—	395	7	—	14
Acquisition and Integration Payments	29	—	29	71	—	71
Capital Expenditures	(47)	—	(47)	2	—	2
Free Cash Flow	$352	—	$377	11%	—	19%

(1) See “Non-GAAP Financial Measures” below for descriptions of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.

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Conference Call Information
Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, May 5, 2016 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4215 and the international dial-in number is 617-213-4867 and the participant passcode is 12143045#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call on the Company's website.
Annual Meeting of Stockholders
Gartner will hold its 2016 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, May 26, 2016 at the Company’s offices in Stamford, Connecticut.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to supply chain and digital marketing professionals and technology investors, we are the valuable partner to clients in 10,474 distinct enterprises. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of March 31, 2016, had 8,019 associates, including 1,801 research analysts and consultants, and clients in over 90 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Normalized EBITDA: Represents operating income excluding stock-based compensation expense, depreciation and amortization, accretion on obligations related to excess facilities, and acquisition and integration charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly related to acquisitions, net of tax effect. The adjustments consist of the amortization of identifiable intangibles, incremental acquisition and integration charges such as legal, consulting, retention, severance and other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less cash paid for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase our stock, repay debt obligations, invest in future growth through new business development activities, or make acquisitions.

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Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2016 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues:
Research	$440,271	$381,090	16%
Consulting	84,940	76,792	11%
Events	32,055	13,304	141%
Total revenues	557,266	471,186	18%
Costs and expenses:
Cost of services and product development	212,041	177,762	19%
Selling, general and administrative expense	257,411	229,522	12%
Depreciation	8,834	7,989	11%
Amortization of intangibles	6,183	2,139	>100
Acquisition and integration charges	8,368	5,092	64%
Total costs and expenses	492,837	422,504	17%
Operating income	64,429	48,682	32%
Interest expense, net	(6,006)	(3,480)	73%
Other income (expense), net	1,884	(962)	>100
Income before income taxes	60,307	44,240	36%
Provision for income taxes	20,140	15,889	27%
Net income	$40,167	$28,351	42%

Net income per share:
Basic	$0.49	$0.33	48%
Diluted	$0.48	$0.32	50%
Weighted average shares outstanding:
Basic	82,451	86,539	(5)%
Diluted	83,464	87,773	(5)%

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 3/31/16
Research	$440,271	$132,085	$308,186	70%
Consulting	84,940	55,562	29,378	35%
Events	32,055	19,072	12,983	41%
TOTAL	$557,266	$206,719	$350,547	63%

Three Months Ended 3/31/15
Research	$381,090	$114,025	$267,065	70%
Consulting	76,792	50,465	26,327	34%
Events	13,304	10,862	2,442	18%
TOTAL	$471,186	$175,352	$295,834	63%

SELECTED STATISTICAL DATA

	March 31, 2016	March 31, 2015
Total contract value (a), (b)	$1,721	$1,576
Research contract value (b), (c)	$1,704	$1,562
Research client retention	84%	85%
Research wallet retention	105%	106%
Research client enterprises	10,474	9,837

Consulting backlog (d)	$114,100	$101,400
Consulting—quarterly utilization	67%	67%
Consulting billable headcount	618	547
Consulting—average annualized revenue per billable headcount (d)	$386	$395

Events—number of events for the quarter	12	9
Events—attendees for the quarter	7,640	4,065
(a) Total contract value represents the value attributable to all of our subscription-related contracts. It is calculated as the annualized value of all contracts in effect at a specific point in time, without regard to the duration of the contract. Total contract value primarily includes Research deliverables for which revenue is recognized on a ratable basis, as well as other deliverables (primarily Events tickets) for which revenue is recognized when the deliverable is utilized.
(b) In millions.
(c) Research contract value represents the value attributable to all of our subscription-related research products that recognize revenue on a ratable basis. Contract value is calculated as the annualized value of all subscription research contracts in effect at a specific point in time, without regard to the duration of the contract.
(d) In thousands.

SUPPLEMENTAL INFORMATION
Reconciliation - Operating income to Normalized EBITDA (a) (Unaudited; in thousands):

	Three Months Ended March 31,
	2016	2015
Net income	$40,167	$28,351
Interest expense, net	6,006	3,480
Other (income) expense, net	(1,884)	962
Tax provision	20,140	15,889
Operating income	$64,429	$48,682
Normalizing adjustments:
Stock-based compensation expense (b)	15,495	16,729
Depreciation, accretion, and amortization (c)	15,038	10,152
Acquisition and integration adjustments (d)	8,368	5,092
Normalized EBITDA	$103,330	$80,655
(a) Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d) Consists of directly-related incremental expenses from acquisitions.

Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a) (Unaudited; in thousands, except per share amounts):

	Three Months Ended March 31,
	2016		2015
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted earnings per share	$40,167	$0.48	$28,351	$0.32
Acquisition adjustments, net of tax effect (b):
Amortization of acquired intangibles (c)	4,524	0.05	1,308	0.01
Acquisition and integration charges (d)	6,218	0.08	3,224	0.04
Diluted earnings per share excluding acquisition adjustments (e)	$50,909	$0.61	$32,883	$0.37

(a)
Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly-related to acquisitions, net of tax effect.

(b)	The effective tax rates on the adjustments were 26% and 36% for the three months ended March 31, 2016 and 2015, respectively.

(c)	Consists of non-cash amortization charges related to acquired intangibles.

(d)	Consists of directly-related incremental expenses from acquisitions.

(e)	The EPS is calculated based on 83.5 million and 87.8 million shares for the three months ended March 31, 2016 and 2015, respectively.

Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Three Months Ended March 31,
	2016	2015
Cash provided by operating activities	$8,580	$5,663
Adjustments:
Cash acquisition and integration payments	11,100	10,300
Cash paid for capital expenditures	(6,560)	(11,632)
Free Cash Flow	$13,120	$4,331
(a) Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration payments less additions to capital expenditures.